Exhibit 28(n)

PFM FUNDS

AMENDED AND RESTATED MULTI-CLASS PLAN PURSUANT TO RULE 18f-3

UNDER THE INVESTMENT COMPANY ACT OF 1940

PFM Funds (the “Trust”), under its Declaration of Trust (the “Declaration”), is authorized to issue multiple classes of shares of its investment portfolio known as Government Select Series (formerly known as Prime Series), which is represented by a separate series of shares of beneficial interest in the Trust. Currently, the Trust issues multiple classes of shares of Government Select Series. This plan, which initially was adopted effective September 29, 2008 in accordance with the requirements of Rule 18f-3 under the Investment Company Act of 1940, as amended, in the manner specified by such rule, and the amendments thereof effective as of May 4, 2009, October 29, 2009, January 28, 2010, August 5, 2010, May 4, 2011, June 28, 2013, February 13, 2017, June 1, 2018 and November 7, 2018, which have been similarly approved by the Board of Trustees of the Trust (the “Board”) in the manner specified by such rule (the “Plan”), documents certain of the preferences, limitations and relative rights of each class of shares of Government Select Series, as follows.

SECTION 1. CLASS DESIGNATIONS.

(a) Consistent with the Declaration and this Plan, Government Select Series may issue the following classes of its shares: Institutional Shares and CB Investors Shares.

(b) Institutional Shares shall be available only to investors who are able to meet the investment minimums and/or other account maintenance requirements, including (as applicable) participation in cash management and other programs provided by PFM Asset Management LLC (“PFM”) and such other eligibility requirements as may be set forth in the Prospectus of Government Select Series (the “Prospectus”).

(c) CB Investors Shares shall be offered for purchase only to the customers of Commerzbank AG, New York Branch (“CB”), pursuant to the terms of an agreement governing investments by customers of CB in such shares.

SECTION 2. VOTING.

Each class of shares of Government Select Series shall have the voting rights set out in the Declaration and the Bylaws of the Trust, as they may be amended from time to time.

SECTION 3. EXPENSES.

(a) DISTRIBUTION EXPENSES. Expenses associated with the Trust’s Rule 12b-1 Plan of Distribution shall be allocated solely to Institutional Shares of Government Select Series. All shares issued by Government Select Series shall be issued at their then current net asset value per share, without imposition of any sales charge.

(b) OTHER CLASS EXPENSES. Expenses, other than distribution expenses of Institutional Shares as described in Section 3(a), investment advisory and custody expenses and other expenses related to management of the assets of Government Select Series, that are determined by the Board to have been incurred by or in respect of one or more, but not all, classes of shares of Government Select Series, or are attributable to different services (or the scope of services) provided to a specific class or classes shall be specifically allocated to the class or classes to which such expenses relate. To the extent that such a determination is made, expenses allocated in this manner may include, but are not limited to, those associated with:

(i) Administration (if any) and transfer agent fees and expenses;

(ii) Fees associated with the provision of cash management or other specialized shareholder services (e.g., checkwriting or similar services);

(iii) Distribution expenses as described in Section 3(a) above;

(iv) Litigation, legal, and audit fees;

(v) State and foreign securities registration fees;

(vi) Shareholder report expenses;

(vii) Trustee fees and expenses;

(viii) Preparation, printing, and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information; and

(ix) Expenses incurred in connection with shareholder meetings.

SECTION 4. OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS.

(a) ALLOCATION OF PORTFOLIO EXPENSES. Income, realized and unrealized capital gains and losses, and expenses other than expenses allocated to a particular class, as described in Section 3 above, related to Government Select Series shall be allocated to the respective class of shares of Government Select Series on the basis of the net asset value of the respective classes of shares, or on such other basis as the Board may, in its discretion, consider fair and equitable to each class of shares.

(b) WAIVERS AND REIMBURSEMENTS. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by Government Select Series or any class of shares of Government Select Series to that person or to reimburse any or all expenses of Government Select Series or any class of shares of Government Select Series. However, waivers and reimbursements shall not be made in a manner that can be deemed to result in a “preferential dividend” for federal tax purposes.

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SECTION 5. EXCHANGES. Shares of Institutional Shares and CB Investors Shares may not be exchanged for each other or for shares of any other class or series.

As adopted and approved by the Board, effective November 7, 2018.

Daniel R. Hess
Secretary

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